UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENERGY PARTNERS, LTD.
Name of Registrant as Specified in Its Charter

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 1, 2012

To the Stockholders of Energy Partners, Ltd:

The 2012 Annual Meeting of Stockholders of Energy Partners, Ltd. (the “Company”), a Delaware corporation, will be held at the Company’s corporate offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, on May 1, 2012, at 9:00 a.m., Central Daylight Time, for the following purposes:

(1) to elect six (6) directors to hold office until the Annual Meeting of Stockholders in the year 2013 and until their respective successors are duly elected and qualified;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2012;

(3) to approve, on a non-binding advisory basis, the Company’s executive compensation; and

(4) to transact such other business as may properly come before the meeting.

Additional information regarding the meeting and the above proposals is set forth in the accompanying proxy statement. The Board of Directors has set the close of business on March 19, 2012 as the record date for the meeting (the “Record Date”), and only holders of common stock, par value $0.001 per share (the “Common Stock”) on the Record Date are entitled to notice of, and to vote at, the 2012 Annual Meeting, or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience in order to ensure that your shares will be represented at the meeting.

As we have done for the past two years, we will be furnishing our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. This Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

You can vote your shares via the Internet or by telephone. Furthermore, if you received paper proxy materials from the Company, you may sign, date and mail the proxy card in the envelope that was provided to you. If you hold your shares through a broker or other nominee, you should contact your broker to determine how to vote your shares.

By Order of the Board of Directors,

/s/ David P. Cedro

David P. Cedro

Chief Accounting Officer, Treasurer

and Corporate Secretary

New Orleans, Louisiana

March 22, 2012

ENERGY PARTNERS, LTD.

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and accompanying Notice and Proxy Form are being provided to the stockholders of Energy Partners, Ltd. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on May 1, 2012 at the Company’s corporate offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana at 9:00 a.m., Central Daylight Time (the “2012 Annual Meeting” or the “Meeting”), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders with access to its proxy materials through the Internet rather than by providing them in paper form. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the Internet to stockholders. The Company expects to send the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at the Meeting on or about March 22, 2012. Stockholders may also obtain a copy of these proxy materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials. Unless these procedures are followed, the Company will not be mailing a printed copy of the proxy materials to any stockholder.

ABOUT THE 2012 ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on March 19, 2012 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, there were 39,385,705 shares of the Company’s common stock, par value $0.001 per share (the “Company Shares” or the “Common Stock”), issued and outstanding and entitled to vote. The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom the Company appoints to act as inspector(s) of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the Meeting—in person or by proxy—that are abstained from voting will be counted as present for determining the existence of a quorum. If such a quorum is not present or represented at the Meeting, the presiding officer of the Meeting will have the power to adjourn the Meeting from time to time—without notice other than announcement at the Meeting—until a quorum is present or represented.

Each of the Company Shares will entitle the holder thereof to one vote. Cumulative voting is not permitted. Other than with respect to the election of directors, an abstention has the effect of a vote against a matter to be presented at the Meeting. Votes cast at the Meeting will be counted by the inspector(s) of election.

If you hold shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). There are also non-discretionary matters for which brokers do not have discretionary authority to vote if they do not receive timely instructions from you. When a broker or nominee does not have discretion to vote on a particular matter, a “broker non-vote” results. A broker non-vote also occurs if you have not given timely instructions on how the broker or nominee should vote your shares or if the broker or nominee indicates that it does not have the authority to vote your shares on its proxy. Although any broker non-vote would be counted as present at the Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For Item 2 to be voted on at the Meeting, brokers or nominees will have discretionary authority in the absence of timely instructions from you. Items 1 and 3 are non-discretionary matters, and brokers will not have discretionary authority for Items 1 and 3 in the absence of timely instructions from you.

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Meeting, regardless of whether you attend in person. If you vote by proxy via the Internet or by telephone in accordance with the instructions found on the Notice of Internet Availability of Proxy Materials, your shares will be voted in the manner that you specify. Additionally, your shares will be voted as you specify if you request printed copies of proxy materials by mail and vote by proxy by filling out the proxy card. If you submit a proxy but do not specify how you would like your shares voted, your shares will be voted in accordance with the recommendations of the Board, as set forth below. After submitting a proxy, you may subsequently revoke your proxy by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the Meeting in person and vote in person by ballot, which would cancel any proxy you gave prior to the Meeting.

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1) FOR the election of six (6) nominees to the Company’s Board of Directors, Messrs. Hanna, Buckner, Griffiths, McCarthy, Pully and Wallace, to serve until the Annual Meeting of Stockholders in the year 2013 and until their respective successors are duly elected and qualified;

(2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2012;

(3) FOR the approval, on a non-binding advisory basis, of the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting; and

(4) At the discretion of the proxies designated through the Internet, by telephone or on the proxy card, on any other matter that may properly come before the 2012 Annual Meeting.

Proxy Solicitation

Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, furnishing through the Internet, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by Internet and mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. These individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

Assistance

If you need assistance with completing your proxy card or voting via the Internet or telephone or have questions regarding the 2012 Annual Meeting, please contact David P. Cedro, Chief Accounting Officer, Treasurer and Corporate Secretary of the Company, at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 or at (504) 569-1875.

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS

AT THE 2012 ANNUAL MEETING

Item 1 — Election of Directors

At the 2012 Annual Meeting, six (6) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in 2013 and until their respective successors are duly elected and qualified. The persons named as proxies on the proxy card intend to vote FOR the election of each of the six (6) nominees listed below, unless otherwise directed.

Currently, the Board is composed of the following six directors: Gary C. Hanna, Charles O. Buckner, Scott A. Griffiths, Marc McCarthy, Steven J. Pully and William F. Wallace.

The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2013 and until their respective successors are duly elected and qualified: Gary C. Hanna, Charles O. Buckner, Scott A. Griffiths, Marc McCarthy, Steven J. Pully and William F. Wallace. Each nominee has consented to be nominated and, if elected, to serve.

To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of the shares of Common Stock cast at the 2012 Annual Meeting. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on this Item 1. Because a plurality of the votes cast is required to elect a director, broker non-votes will not be taken into account in determining the outcome of this Item 1.

The Board of Directors recommends that you vote “FOR” the election of the six (6) nominees: Messrs. Hanna, Buckner, Griffiths, McCarthy, Pully and Wallace.

Information About the Nominees

Set forth below are the names, ages, positions held and terms of office, as applicable, for the nominees that the Board has nominated to serve until the 2012 Annual Meeting of Stockholders. Each of the nominees currently serves as a director of the Company.

Name	Age	Position Held	Term of Office
Gary C. Hanna	54	Chief Executive Officer and Director	June 2010 – Current
Charles O. Buckner	67	Director	September 2009 – Current
Scott A. Griffiths	57	Director	September 2009 – Current
Marc McCarthy	41	Chairman of the Board and Director	September 2009 – Current
Steven J. Pully	52	Director	April 2008 – Current
William F. Wallace	72	Director	May 2011– Current

Gary C. Hanna, age 54, joined the Company in September 2009 as Chief Executive Officer and was named President and Chief Executive Officer in 2011. He was elected as a director in June 2010. He has nearly 30 years of executive experience in the energy sector. From 2008 to 2009, Mr. Hanna served as President and Chief Executive Officer for Admiral Energy Services, a start-up company focused on the development of offshore energy services. From 1999 to 2007, Mr. Hanna served in various capacities at Tetra Technologies, Inc., an international oil and gas services production company, including serving as Senior Vice President from 2002 to 2007. Prior to 2002, Mr. Hanna served as President and Chief Executive Officer for Tetra’s affiliate, Maritech Resources, Inc., and as President of Tetra Applied Technologies, Inc., another Tetra affiliate. From 1996 to 1998, Mr. Hanna served as the President and Chief Executive Officer for Gulfport Energy Corporation, a public oil and gas exploration company. From 1995 to 1998, he also served as the Chief Operations Officer for DLB Oil & Gas, Inc., a mid-continent exploration public company. From 1982 to 1995, Mr. Hanna served as President and Chief Executive Officer of Hanna Oil Properties, Inc., a company engaged in the development of mid-continent oil and gas prospects. On April 6, 2009, Mr. Hanna and an ad hoc committee of the Company’s senior unsecured noteholders (the “Ad Hoc Committee”) entered into a consulting agreement whereby Mr. Hanna was retained to provide certain advisory services to the Ad Hoc Committee. On June 7, 2009, Mr. Hanna and the Ad Hoc Committee’s successor-in-interest, the Official Committee of Unsecured Noteholders (the “Noteholders Committee”), as the Bankruptcy Court’s appointed representative of the Company’s unsecured noteholders, entered into an amendment to Mr. Hanna’s consulting agreement (the “Amendment”) in which Mr. Hanna and the Noteholders Committee agreed to use a non-binding term sheet attached to the Amendment as the basis for the preparation of an employment agreement (the “Employment Agreement”) pursuant to which the Company would hire Mr. Hanna as Chief Executive Officer of the Company upon the Company’s exit from its Chapter 11 Reorganization. According to the terms of the Amendment, the Company’s hiring of Mr. Hanna as Chief Executive Officer of the Company was subject to the Bankruptcy Court’s approval of the Plan of Reorganization and the execution of a definitive Employment Agreement between the Company and Mr. Hanna. Mr. Hanna and the Company executed the Employment Agreement on October 1, 2009. The Bankruptcy Court also approved the designation of the Noteholders Committee of the five directors who constituted the Board of Directors upon exit from the Chapter 11 Reorganization. Four of those initial directors, Messrs. Buckner, Griffiths, McCarthy and Pully, have been re-elected as directors by the Company’s stockholders at each of the two annual stockholder meetings that has occurred since then. Wexford Capital and Carlson Capital served on the Noteholders Committee, and they designated Mr. McCarthy and Mr. Pully, respectively, to serve on the initial board. However, neither Wexford Capital nor Carlson Capital has any continuing right to designate directors.

Charles O. Buckner, age 67, has been a director since September 2009. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. Mr. Buckner is a director of Patterson-UTI Energy, Inc. Mr. Buckner also served on the board of directors of Global Industries, Ltd. from May 2010 to November 2011; Gateway Energy Corporation from June 2008 to September 2010; Whittier Energy Inc. from June 2003 to December 2007; and Horizon Offshore Inc. from December 2003 to December 2007. Mr. Buckner is a Certified Public Accountant in the state of Texas and holds a B.B.A. in Accounting from the University of Texas and an M.B.A. from the University of Houston.

Scott A. Griffiths, age 57, has been a director since September 2009. Mr. Griffiths has almost 30 years of experience in the energy sector. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. Subsequent to leaving Hydro Gulf of Mexico, Mr. Griffiths has been involved in certain energy investments for his own account. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he began working in 1997. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. From 1984 to 1997, Mr. Griffiths was with Global Natural Resources, Inc. where he served in various capacities, including Vice President for Domestic Exploration, before Global merged with Seagull in 1997. Mr. Griffiths was also an Exploration Geologist with Shell Oil Company from 1981 to 1984. Mr. Griffiths is a director of Copano Energy, LLC. He holds a B.S. in Geology from the University of New Mexico, an M.A. in Geology from Indiana University and completed the Advanced Management Program at Harvard Business School.

Marc McCarthy, age 41, has been a director since September 2009. Mr. McCarthy is a Vice President and Senior Analyst at Wexford Capital LP (“Wexford Capital”), having joined them in June 2008. Previously, Mr. McCarthy worked in the Global Equity Research Department of Bear Stearns & Co., Inc. and was responsible for coverage of the international oil and gas sector. Mr. McCarthy joined Bear Stearns & Co. in 1997 and held various positions of increasing responsibility until his departure in June 2008, at which time he was a Senior

Managing Director. Prior to 1997, he worked in equity research at Prudential Securities, also following the oil and gas sector. Mr. McCarthy is a Chartered Financial Analyst and received a B.A. in Economics from Tufts University.

Steven J. Pully, age 52, has been a director since April 2008. Mr. Pully has served since July 2008 as the General Counsel of Carlson Capital, L.P. (“Carlson Capital”), an asset management firm. From October 2007 until June 2008, Mr. Pully was a consultant, working primarily in the asset management industry. From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as President from January 2003 through October 2007. He also served as Chief Executive Officer of New Century Equity Holdings Corp. from June 2004 through October 2007. Mr. Pully also worked for almost twelve years as an energy investment banker at various major investment banks and worked for four years at a Houston-based law firm. Mr. Pully is licensed as an attorney and Certified Public Accountant in the state of Texas and is also a Chartered Financial Analyst. He holds a B.S. with honors in Accounting from Georgetown University and a J.D. degree from the University of Texas.

William F. Wallace, age 72, has been a director since May 2011. Since 2008, Mr. Wallace has been a director of Western Zagros Resources Ltd., where he serves on the Health, Safety, Environment and Security Committee, as well as on the Governance Committee. Since 2007, Mr. Wallace has been a director, as well as advisor to the Chairman and CEO, of Taylor Energy Company LLC. From 2004 through 2006, Mr. Wallace served as a director of Markwest Hydrocarbon, Inc. and the Kerr-McGee Corporation; he was a member of both the Audit Committee and the Compensation Committee of each board. From 1999 until its merger with the Kerr-McGee Corporation in 2004, Mr. Wallace served on the board of Westport Resources Corp., where he chaired both the Governance and Compensation Committees and was a member of the Audit Committee. Mr. Wallace has 47 years of experience in the oil and gas industry and has served on numerous boards of directors in addition to those mentioned above, including as a member of the board of directors of each of Khanty Mansiysk Oil Corporation, Input/Output, Inc., Vessels Energy Inc., Forcenergy Inc. and Barrett Resources Corporation/Plains Petroleum Company. Mr. Wallace has also worked as a consultant to The Beacon Group, an energy venture capital fund, where he advised on identifying energy investment opportunities. Prior to 1994, Mr. Wallace spent 23 years with Texaco Inc., an integrated oil and gas company, including six years as Vice President of Exploration for Texaco USA and as Regional Vice President of Texaco’s Eastern Region prior to his retirement. Mr. Wallace holds a B.A. in Geology from Middlebury College and an M.S. in Geology from Stanford University and completed the Advanced Management Program at the University of Illinois.

Item 2 — Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board of Directors is required by law and applicable rules of the NYSE to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accountants for the year ending December 31, 2012. While stockholder ratification is not required by the Company’s Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may—but is not required to—reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Pursuant to the Company’s Amended and Restated Bylaws, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants will be ratified if there is an affirmative vote of the holders of a majority of the issued and outstanding Company Shares, present in person, represented by proxy or by remote communication and entitled to vote at the Meeting and that have actually been voted.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2012 Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants to audit the Company’s consolidated financial statements for the year ending December 31, 2012.

Item 3 — Advisory Vote on Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee implements our executive compensation philosophy, which has been and continues to be to reward performance with competitive compensation in order to attract and retain highly qualified executives and to motivate them to maximize stockholder return. The Company’s executive compensation program is designed to provide overall competitive fixed and incentive-based pay levels that vary based on the achievement of company-wide performance objectives and individual performance. At the 2011 annual meeting, we asked our stockholders if we should hold an advisory vote on the compensation of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”) every one, two or three years. Because more than 90% of the votes cast by our stockholders recommended an annual advisory vote, our stockholders are being asked to approve an advisory resolution on the compensation of the Named Executive Officers, as reported in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our 2011 executive compensation program and policies for the Named Executive Officers. At the 2011 annual meeting, our stockholders overwhelmingly approved the Company’s 2010 executive compensation, with more than 98% of the votes cast in favor.

Accordingly, you may vote on the following resolution at the 2012 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”

As you consider this Item 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding compensation of our Named Executive Officers together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the Named Executive Officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the Named Executive Officers. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Pursuant to our Amended and Restated Bylaws, the resolution described above will be approved if there is an affirmative vote of the holders of a majority of the issued and outstanding Company Shares, present in person, represented by proxy or by remote communication and entitled to vote at the Meeting and that have actually been voted.

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Named Executive Officers.

OTHER MATTERS FOR 2012 ANNUAL MEETING

Management of the Company is not aware of any other matters that are to be presented for action at the 2012 Annual Meeting. However, if any other matters properly come before the 2012 Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of February 8, 2012 by (1) each of the Company’s directors and nominees for election as a director, (2) each of the Named Executive Officers, (3) all current directors and executive officers as a group and (4) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. Except as otherwise noted below, the Company is not aware of any agreements among its stockholders that relate to voting or investment of shares of the Common Stock.

	Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(2)
Directors
Charles O. Buckner (3)	23,520	*
Scott A. Griffiths (3)	23,520	*
Marc McCarthy (4)	7,090,085	18.0%
Steven J. Pully (5)	4,262,183	10.8%
William F. Wallace (3)	6,281	*

Named Executive Officers
Gary C. Hanna (6)	197,857	*
Tiffany J. Thom (7)	50,662	*
John H. Peper (8)	28,474	*
Andre J. Broussard (9)	23,389	*
W. Mac Jensen (10)	19,075	*
All current directors and executive officers as a group (12 persons) (11)	11,805,592	29.8%

Principal Holders
Wexford Capital LP (12) 411 West Putnam Avenue Greenwich, CT 06830	7,090,085	18.0%
Carlson Capital, L.P. (13) 2100 McKinney Avenue, Suite 1800 Dallas, TX 75201	4,238,224	10.8%
Donald Smith & Co. Inc. (14) 152 West 57th Street, 22nd Floor New York, NY 10019	2,406,546	6.1%
BlackRock Inc. (15) 40 East 52nd Street New York, NY 10022	2,006,974	5.1%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options (as well as for purposes of any group calculations for any group of which any such person is a member). However, no such option shares are deemed outstanding for computing the percentage of any person other than the option holder. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 39,414,528 on February 8, 2012. Also based, where appropriate, on the number of shares owned and acquirable within 60 days of February 8, 2012.
(3)	Includes 3,141 shares of unvested restricted stock.
(4)	All shares reported for Mr. McCarthy are shares beneficially owned by Wexford Capital and its affiliates, including 20,379 shares of vested restricted stock, 3,141 shares of unvested restricted stock and 7,935 shares representing annual retainers. These 20,379 shares are attributable to Mr. McCarthy’s service as a director of the Company and have been assigned by Mr. McCarthy to Wexford Capital and its affiliates. Mr. McCarthy is an employee of Wexford Capital and disclaims any beneficial ownership of shares of the Common Stock held by Wexford Capital or its affiliates.
(5)	Includes 17,308 shares of Common Stock, the receipt of which Mr. Pully has deferred under the Company’s Stock and Deferral Plan for Non-Employee Directors. The deferred shares will not be issued and outstanding shares of Common Stock until Mr. Pully’s deferral period expires, which will occur when Mr. Pully ceases to be a director of the Company. Also includes 3,141 shares of unvested restricted stock. In addition, includes 4,238,224 shares owned by Carlson Capital. Mr. Pully is an employee of Carlson Capital and disclaims any beneficial ownership of shares of Common Stock held by Carlson Capital.
(6)	Includes (i) 26,047 shares of unvested restricted stock and (ii) 160,930 shares of Common Stock underlying options exercisable within 60 days of February 8, 2012 granted to Mr. Hanna under the 2009 Long Term Incentive Plan (the “2009 LTIP”).
(7)	Includes (i) 290 shares of Common Stock beneficially owned by Ms. Thom and held in trust by the Company’s 401(k) Plan, (ii) 21,108 shares of unvested restricted stock and (iii) 25,834 shares of Common Stock underlying options exercisable within 60 days of February 8, 2012 granted to Ms. Thom under the 2009 LTIP.
(8)	Includes (i) 346 shares of Common Stock beneficially owned by Mr. Peper and held in trust by the Company’s 401(k) Plan and (ii) 23,334 shares of Common Stock underlying options exercisable within 60 days of February 8, 2012 granted to Mr. Peper under the 2009 LTIP.
(9)	Includes (i) 16,008 shares of unvested restricted stock and (ii) 5,000 shares of Common Stock underlying options exercisable within 60 days of February 8, 2012 granted to Mr. Broussard under the 2009 LTIP.
(10)	Includes (i) 100 shares of Common Stock beneficially owned by Mr. Jensen and held by his spouse and (ii) 18,975 shares of unvested restricted stock granted to Mr. Jensen under the 2009 LTIP.
(11)	Includes (i) 17,308 shares of Common Stock, the receipt of which has been deferred under the Company’s Stock and Deferral Plan for Non-Employee Directors, (ii) 1,204 shares held in trust by the Company’s 401(k) Plan, (iii) 127,677 shares of unvested restricted stock and (iv) 258,432 shares of Common Stock underlying options exercisable within 60 days of February 8, 2012. See notes 3 through 10 above.
(12)

Pursuant to a Schedule 13D/A filed by Debello Investors LLC (“Debello”), Wexford Catalyst Investors LLC (“Wexford Catalyst”), Wexford Catalyst Trading Limited (“Wexford Trading”), Wexford Spectrum Fund, L.P. (“Wexford Spectrum”), Spectrum Intermediate Fund Limited (“Spectrum Intermediate”), Wexford Capital, Wexford GP LLC (“Wexford GP”), Mr. Charles E. Davidson and Mr. Joseph M. Jacobs with the SEC on September 29, 2009, Debello has shared voting and dispositive power over 1,454,616 shares, Wexford Catalyst has shared voting and dispositive power over 1,539,353 shares, Wexford Trading has shared voting and dispositive power over 45,182 shares, Wexford Spectrum has shared voting and dispositive power over 2,028,295 shares, Spectrum Intermediate has shared voting and dispositive power over 1,991,185 shares, and each of Wexford Capital, Wexford GP, Mr. Charles E. Davidson and Mr. Joseph M. Jacobs have shared voting and dispositive power over 7,058,630 shares. Wexford Capital is the managing member, investment manager or sub advisor of each of Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum, and Spectrum Intermediate and by reason of its status as such may be deemed to own beneficially the interest in the shares of the Common Stock of which such entities possess beneficial ownership. Wexford GP is the general partner of Wexford Capital and, as such, may be deemed to own beneficially the shares of which Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate possess beneficial ownership. Each of Messrs. Davidson and Jacobs is a controlling person of Wexford GP and may, by reason of his status as such, be deemed to own beneficially the interest in the shares of the Common Stock of which each of Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate possess beneficial ownership. Each of Messrs. Davidson and Jacobs,

Wexford GP and Wexford Capital shares the power to vote and to dispose of the shares beneficially owned by Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate. Each of Wexford Capital, Wexford GP and Messrs. Davidson and Jacobs disclaims beneficial ownership of the shares of Common Stock held by Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate, respectively. In addition to the ownership disclosed on the September 29, 2009 Schedule 13D/A, Wexford Capital is the beneficial owner of 20,379 shares of vested restricted stock, 3,141 shares of unvested restricted stock and 7,935 shares representing annual retainers, all of which the Company issued to Mr. McCarthy and were assigned to Wexford Capital.
(13)	Pursuant to a Form 4 filed with the SEC on March 18, 2011, Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd., Double Black Diamond, L.P. and Double Black Diamond Intermediate Ltd. (together, the “Funds”) directly beneficially own 4,238,224 shares of Common Stock. Carlson Capital is the investment manager of the Funds. Asgard Investment Corp. II (“Asgard II”) is the general partner of Carlson Capital. Asgard Investment Corp. (“Asgard ”) is the sole shareholder of Asgard II. Clint D. Carlson is the President of Asgard II, Asgard, and Carlson Capital. As Carlson Capital’s general partner, Asgard, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 4,238,224 shares of Common Stock. As the President of Asgard and the Chief Executive Officer of Carlson Capital, Mr. Clint D. Carlson may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 4,238,224 shares of Common Stock. Mr. Carlson, Asgard and Carlson Capital disclaim any beneficial ownership of shares of the Common Stock held by the Funds or by other investment funds and managed accounts.
(14)	Pursuant to a Schedule 13G filed on February 13, 2012 under Section 13(d) of the Exchange Act for Donald Smith & Co., Inc. (“Donald Smith”) and Donald Smith Long/Short Equities Fund, L.P. (“Donald Smith Fund”), Donald Smith, an investment advisor, has sole voting power over 1,606,212 shares of Common Stock and Donald Smith Fund has sole voting power over 18,228 shares of Common Stock. Each of Donald Smith and Donald Smith Fund has sole dispositive power over 2,406,546 shares of Common Stock and may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 2,406,546 shares of Common Stock.
(15)	Pursuant to a Schedule 13G/A filed on October 7, 2011 under Section 13(d) of the Exchange Act for BlackRock, Inc. (“BlackRock”) and certain of its subsidiaries listed in such Schedule 13G/A, BlackRock has sole voting power over 2,006,974 shares of Common Stock and sole dispositive power over 2,006,974 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding Common Stock to file initial reports of ownership and changes in ownership of common stock with the SEC. Reporting persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) for the year ended December 31, 2011 were timely made, except for Mr. Broussard reporting one late filing reflecting shares withheld in connection with a grant of restricted shares.

CORPORATE GOVERNANCE

The Board of Directors

The Board’s leadership structure separates the Chief Executive Officer and Chairman of the Board of Directors positions, and the Chief Executive Officer reports to the Board. The Board does not have any policy with respect to the separation of the offices of the Chief Executive Officer and the Chairman of the Board. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue each time it elects a new Chief Executive

Officer. The Board has determined that its current leadership structure provides an appropriate framework for the Board to provide independent, objective and effective oversight of management. The Board, however, may make changes to its leadership structure in the future as it deems appropriate.

The Board is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting and finance), and also oversees compliance with and enforcement of the Company’s Corporate Code of Business Conduct and Ethics (the “Code of Ethics”). The Compensation Committee oversees compliance with our compensation plans, and the Nominating & Governance Committee oversees compliance with our corporate governance practices. Each of the committees reports to the Board regarding the areas of risk it oversees.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Company’s Corporate Governance Guidelines provide that directors are expected to attend regular Board meetings and the Annual Meeting of Stockholders in person and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities. During calendar year 2011, the Board of Directors held a total of 14 meetings. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and of the committees on which they served during 2011. As Chairman of the Board of Directors, Mr. McCarthy presides at regularly scheduled executive sessions at which the Board of Directors meets without management participation.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the listing standards of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The Board has adopted categorical standards to assist it in making determinations of independence for directors, a copy of which is available on the Company’s website at www.eplweb.com.

Under the standards adopted by the Board, it has determined that each of Messrs. Buckner, Griffiths, McCarthy, Pully and Wallace is independent.

The Audit Committee

The Board has a standing Audit Committee established in accordance with Section (3)(a)(58)(A) of the Exchange Act, the current members of which are Messrs. Buckner (Chairman), Pully and Wallace. The Board, in its business judgment, has determined that each Audit Committee member is “independent,” as defined by the Company’s categorical standards on independence as well as the listing standards of the NYSE and the rules of the SEC applicable to audit committee members. Further, the Board, in its business judgment, has determined that Mr. Buckner and Mr. Pully each qualifies as an “audit committee financial expert” as described in Item 407(d)(5) of Regulation S-K. During 2011, the Audit Committee held four meetings.

Nominating & Governance Committee

The Board has a standing Nominating & Governance Committee, the current members of which are Messrs. Wallace (Chairman), Griffiths and McCarthy. When seeking candidates for director, the Nominating &

Governance Committee has a policy whereby it may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating & Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source as long as the recommendations comply with the procedures for stockholder recommendations outlined in the Company’s bylaws. In addition, the Nominating & Governance Committee has authority under its charter to retain a search firm for this. After conducting an initial evaluation of a potential candidate, the Nominating & Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating & Governance Committee may also ask the candidate to meet with management. If the Nominating & Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Nominating & Governance Committee selects each nominee based on the nominee’s skills, achievements and experience. The Nominating & Governance Committee considers a variety of factors in selecting candidates, including, but not limited to, the following: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management and a willingness to commit time and energy. As required by its charter, the Nominating & Governance Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board, when identifying director nominees. During 2011, the Nominating & Governance Committee held five meetings.

The Compensation Committee

The Board has a standing Compensation Committee, the current members of which are Messrs. Pully (Chairman), Buckner and Griffiths. The Compensation Committee has a charter under which its responsibilities and authorities include reviewing the Company’s compensation strategy, reviewing the performance of and approving the compensation for the senior management (other than the Chief Executive Officer), evaluating the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level. In addition, the Compensation Committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair. The Compensation Committee has the authority to delegate to its Chairman, any of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Furthermore, the Compensation Committee’s decisions regarding the compensation of senior management (other than the Chief Executive Officer) is made in consultation with the Chief Executive Officer. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by NYSE listing standards. During 2011, the Compensation Committee held seven meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are set forth above. No member of the Compensation Committee is now, or at any time since the beginning of 2011 has been, employed by or served as an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure with the Company or any of its subsidiaries. See the disclosures regarding the transactions between the Company and Carlson Capital, L.P., for which Mr. Pully serves as General Counsel, below under the heading “Certain Relationships and Related Transactions.” The Company has made the determination that Mr. Pully does not have an indirect material interest in such transactions. In addition, none of the Company’s executive officers now serves, or at any time since the beginning of 2011 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

The Company has adopted the Code of Ethics, which applies to all directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Ethics is available on the Company’s website at www.eplweb.com. A copy of the Code of Ethics is also available, at no cost, by writing to the Company’s Corporate Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will post on its website any waiver of the Code of Ethics granted to any of its directors or executive officers promptly following the date of the amendment or waiver. No such waiver has ever been sought or granted.

Communications with Board of Directors

The Nominating & Governance Committee, on behalf of the Board, reviews letters from stockholders concerning the Company’s annual meeting and governance process. The Nominating & Governance Committee makes recommendations to the Board based on such communications. Stockholders can send communications to the Board by mail in care of the Corporate Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Any stockholder sending such a communication to the Board should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it. Any other interested party who wishes to communicate with the non-management or independent directors should send the communication in writing to the Chairman of the Board, Mr. McCarthy, who presides at regularly scheduled executive sessions at which the Board meets without management participation. Communications to Mr. McCarthy may be sent to our principal executive offices as described above.

Website Access to Corporate Governance Documents

Copies of the charters for the Audit Committee, the Nominating & Governance Committee and the Compensation Committee are available free of charge on the Company’s website at www.eplweb.com. Also available free of charge on our website are the Company’s Corporate Governance Guidelines and the Code of Ethics, which applies, among others, to the Company’s principal executive officer, principal financial officer and principal accounting officer. Copies of each of these documents may be obtained, free of charge, by writing to Investor Relations, Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will also post on its website any amendment to the Code of Ethics and any waiver of the Code of Ethics granted to any of its directors or executive officers to the extent required by applicable rules.

DIRECTOR COMPENSATION

General

The following table sets forth a summary of the compensation the Company paid to its non-employee directors during the year ended December 31, 2011.

Director Compensation for the Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Charles O. Buckner	79,750	100,000	—	—	—	—	179,750
Scott A. Griffiths	68,000	100,000	—	—	—	—	168,000
Marc McCarthy (2)	19,000	175,000	—	—	—	—	194,000
Steven J. Pully	76,000	100,000	—	—	—	—	176,000
John F. Schwarz (3)	22,000	—	—	—	—	—	22,000
William F. Wallace	48,750	100,000	—	—	—	—	148,750

(1)	Amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The grant date fair value has been calculated using the assumptions disclosed in Note 12 in Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2011. These amounts reflect grant date fair values and do not correspond to the actual value that might be realized by the directors. These amounts include an equity award of 6,281 shares per director with a grant date fair value of $15.92 per share, of which 3,141 remained unvested as of December 31, 2011. These amounts also include 4,711 shares with a grant date fair value of $15.92 per share for Mr. McCarthy representing fees that he elected to receive in stock. See “Director Compensation Program” below for a description of the material features of these awards.
(2)	Mr. McCarthy’s cash fees and stock awards are paid to Wexford Capital.
(3)	Mr. Schwarz did not stand for re-election at the Company’s 2011 Annual Meeting of Stockholders and therefore ceased to be a director at that meeting.

Director Compensation Program

On November 6, 2009, the Compensation Committee of the Board of Directors approved a compensation program (the “Director Compensation Program”) for each non-employee director of the Company. On May 26, 2011, the Board of Directors unanimously approved an amendment to the Director Compensation Program, which amended the amount and timing of payments of the annual compensation and meeting fees provided under the program. The Director Compensation Program, as amended, includes annual compensation in the amount of $60,000 with no separate payments of meeting fees. The Chairman of the Board of Directors and the chairperson of the Audit Committee are each entitled to receive an additional $15,000 each year. The chairperson of the Compensation Committee is entitled to receive an additional $10,000 each year. The chairperson of the Nominating & Governance Committee is entitled to receive an additional $5,000 per year. Each such annual fee is payable in quarterly installments in cash, shares of Common Stock, or a combination thereof, at the election of each director.

The Director Compensation Program also provides for the annual grant of a stock award to each director with a market value of $100,000 (as measured on the date of the grant and prorated from the date of the grant, if applicable). Pursuant to the terms of the Director Compensation Program, one-half of each stock award vests immediately on the date of the grant, and the remaining one-half vests immediately prior to the next annual meeting of stockholders held after the grant date. The annual stock award was not affected by the amendment.

Prior to being amended as described above, the Director Compensation Program included annual compensation in the amount of $20,000, not including the meeting and committee fees described below. Each director who was a member of the Audit Committee of the Board was entitled to receive an additional $5,000 each year, and the chairperson of the Audit Committee was entitled to receive an additional $15,000 each year. The chairperson of any other Board committee was entitled to $10,000 per year. Each such annual fee was payable in cash, shares of Common Stock, or a combination thereof, at the election of each director. In addition to the annual fees, each non-employee director was entitled to $2,000 paid in cash for each Board meeting that he attended, and each member of a Board committee was entitled to $1,500 paid in cash for each meeting of such committee that he attended that was not held on the same day as a Board meeting. Each member of a Board committee was also entitled to $1,000 paid in cash for each meeting of such committee that he attended that was held on the same day as a Board meeting, provided that it lasted for a substantial period of time.

Deferral Plan and Deferred Share Agreement

On November 6, 2009, the Compensation Committee adopted the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors (the “Deferral Plan”), which Deferral Plan is administered by the Compensation Committee and is available to all eligible Board members. Under the Deferral Plan, each eligible director may defer all or a portion of such director’s compensation and fees to either a future date or the date the individual ceases to be a director for any reason, at the election of such director and in accordance with the form of Director Deferred Share Agreement adopted by the Compensation Committee in connection with the adoption of the Deferral Plan (the “Deferral Agreement”). Such compensation and fees may be deferred in the form of cash or in the form of shares of Common Stock, at the election of the director. Each director must make any deferral election according to the deferral election options presented to the directors by the Compensation Committee on an annual basis. In the event that a director has elected to receive settlement of his or her account in the form of Common Stock, all shares shall be granted pursuant to the Company’s 2009 LTIP.

The Deferral Plan is an unfunded plan, and each director’s deferred compensation and fees are credited to a bookkeeping account in that director’s name. Pursuant to the Deferral Plan, any portion of a director’s account to be settled in cash is credited during the deferral period with interest equivalents at the end of each calendar quarter at an interest rate determined by the Compensation Committee in its sole discretion. Any portion of the director’s account to be settled in Common Stock is deemed to have been invested in Common Stock on the day that such fees or compensation would have otherwise been paid to the director, and the shares track the value of Common Stock throughout the deferral period.

The Deferral Agreement will be governed pursuant to the terms and conditions of the 2009 LTIP and the Deferral Plan, as applicable, including, but not limited to, the 2009 LTIP provisions regarding the Company’s repurchase rights and share adjustment provisions. The Deferral Agreement states the number of shares of Common Stock to be deferred, the treatment of dividend equivalents on such shares of Common Stock during the deferral period, the length of the deferral period and the vesting schedule for the shares of Common Stock, where applicable. The Deferral Agreement restricts the transfer of any deferred shares of Common Stock (other than by will or the laws of descent and distribution) to transactions between the director and the Company, or the director and an institutional investor of the Company that has designated the director to serve as a member of the Board.

EXECUTIVE OFFICERS

Set forth below are the names, ages as of February 8, 2012, and positions of the Company’s current executive officers:

Name	Age	Position Held
Gary C. Hanna	54	President, Chief Executive Officer and Director
Tiffany J. Thom	39	Senior Vice President, Chief Financial Officer
David P. Cedro	44	Senior Vice President, Chief Accounting Officer, Treasurer and Corporate Secretary
Chad E. Williams	44	Senior Vice President, Production
Andre J. Broussard	50	Senior Vice President, Geosciences
W. Mac Jensen	54	Senior Vice President, Business Development

Gary C. Hanna, see “Matters to be Presented to the Stockholders at the 2012 Annual Meeting—Information about the Nominees” above.

Tiffany J. Thom, age 39, joined the Company as a senior asset management engineer in October 2000, and has since held various positions with the Company: Director of Corporate Reserves (September 2001 to March 2006), Director of Investor Relations (April 2006 to June 2008) and Vice President, Treasurer and Director of Investor Relations (July 2008 to June 2009). In July 2009, she was designated as the Company’s principal financial officer, and, in September 2009, she was appointed to be a Senior Vice President. Ms. Thom was appointed Chief Financial Officer in June 2010. Prior to joining the Company, Ms. Thom was a senior reservoir engineer with Exxon Production Company and ExxonMobil Company and held operational roles, including reservoir engineering and subsurface completion engineering, for numerous offshore Gulf of Mexico properties. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a M.B.A. in Management with a concentration in Finance from Tulane University.

David P. Cedro, age 44, joined the Company in October 2008 as its Vice President, Controller and principal accounting officer. In September 2009, Mr. Cedro was appointed to be a Senior Vice President of the Company. In June 2010, Mr. Cedro was appointed Chief Accounting Officer. In 2011, he was also appointed to be Treasurer. In 2012, he was appointed to the additional position of Corporate Secretary. Immediately prior to joining the Company, he was Corporate Controller for Bayou Steel, LLC, a steel manufacturing company acquired by ArcelorMittal, SA in 2008. From March 2003 to March 2008, Mr. Cedro held various positions with The Shaw Group Inc., a Fortune 500 public company and global provider of engineering and construction, procurement and construction management services to a broad range of industrial clients: Vice President — Financial Reporting (October 2004 to March 2007, August 2007 to March 2008); Vice President and Chief Financial Officer — Power Group (March 2007 to August 2007); and Vice President and Controller — Engineering, Construction and Maintenance Segment (March 2003 to October 2004). Prior to joining The Shaw Group Inc., Mr. Cedro was a Senior Manager with Ernst & Young LLP after serving in Big 4 audit practices from 1992 to 2003. He is a Certified Public Accountant in the State of Louisiana and holds a B.S. and M.S. in Accounting from the University of New Orleans.

Chad E. Williams, age 44, joined the Company in November 2000 as our Production Superintendent. He was promoted to Production Manager in April 2002 and Vice President, Production in July 2008. He is currently serving as Senior Vice President, Production and is responsible for overseeing all aspects of the Company’s field production, construction, and plugging, abandonment and decommissioning activities. Prior to joining the Company, he worked with Chevron USA in positions of increasing responsibilities ranging from offshore drilling and workover supervisory roles to production and reservoir engineering leadership roles within offshore asset management teams. Mr. Williams holds a B.S. in Petroleum Engineering from Marietta College, Ohio.

Andre J. Broussard, age 50, joined the Company in February 2011 as Senior Vice President, Geosciences. Most recently he was with Probe Resources serving as Vice President, Exploration from March 2008 to February

2011. From April 2006 to October 2007, he served as Hydro GOM’s Exploration and Development Manager, GOM Shelf and from October 2007 to February 2008 he served as Shelf, Technology, and Eastern Gas Manager with StatoilHydro. Mr. Broussard was with Spinnaker Exploration Company from 1997 until April 2006 as an explorationist focused on that company’s portfolio in the GOM shelf. He began his career in 1984 at CNG Producing Company working on a variety of GOM shelf exploration and development projects. Mr. Broussard worked at CNG Producing until he joined Spinnaker Exploration in 1997. Mr. Broussard earned a Bachelor’s degree in Geology from the University of Southwestern Louisiana.

W. Mac Jensen, age 54, joined the Company in May 2011 as Senior Vice President, Business Development. From December 2008 through April 2011, he was President of Jensen Energy Advisors LLC, providing acquisition and capital formation advisory services to oil and gas companies, including the Company since June 2010. From January 2007 to November 2008, Mr. Jensen served as a Managing Director for FBR Capital Markets Corporation in its energy investment banking group. From 2002 until 2006, he was with Capital C Energy, LLC as a principal and for a portion of that time served as the Senior Vice President of Belden & Blake Corporation, which had been acquired by Capital C Energy Holdings, LLC. Prior to that, Mr. Jensen spent a significant part of his career executing public offerings and mergers and acquisitions. From 1981 to 2002, he served at various investment banking and consulting firms, including more recently as an Executive Director at CIBC World Markets and a Managing Director at the predecessor to RBC Capital Markets. Mr. Jensen holds a Master of Business Administration degree from the University of Kansas and a Bachelor of Science degree in Accounting from the University of Tulsa.

EXECUTIVE COMPENSATION

Compensation, Discussion and Analysis

General. The Company’s compensation philosophy is to reward performance with competitive compensation in order to attract and retain highly qualified executives and to motivate them to maximize stockholder return. The Company’s executive compensation program is designed to provide overall competitive fixed and incentive-based pay levels that vary based on the achievement of company-wide performance objectives and individual performance.

The Compensation Committee spent a significant amount of time in 2011 evaluating and modifying the overall design of the Company’s executive compensation program, with a view toward ensuring that executive performance was rewarded in a way that was aligned with the interests of the Company’s stockholders. Among other things, the Compensation Committee conducted a thorough review of the equity component of executive compensation because the Committee believed that equity compensation is best suited to aligning the executives’ interests with the stockholders’ interests. As part of its actions, the Compensation Committee adjusted the annual incentive plan for 2012 so that the company-wide performance objectives play a larger role than individual performance in the calculation of cash bonuses and also increased the transparency of the criteria for long-term incentive compensation.

Market Compensation Data. The Compensation Committee compares each element of total compensation against a peer group of publicly-traded energy companies. The peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that the Compensation Committee believes are reference points, in part because the Company competes for employees and stockholder investment with these peers. However, the Compensation Committee recognizes that some of the companies in the peer group may be larger than the Company or have compensation philosophies tailored to those companies’ specific circumstances. Furthermore, given the nature of the oil and gas industry, most members of any peer group selected by the Compensation Committee will have different asset profiles than the Company, both in terms of the location of primary basins, onshore versus offshore, deepwater versus shallow Gulf of Mexico and oil versus natural gas. Therefore, the Peer Group comparison is used by the Compensation Committee as a general guide to evaluate the competitiveness of the Company’s compensation policies, rather than as a benchmark according to which the Company establishes its varying levels of compensation.

The Company’s current peer group consists of the following companies:

•	Callon Petroleum Company (recently added)

•	Contango Oil & Gas Company

•	Energy XXI (Bermuda) Limited

•	Gulfport Energy Corporation (recently added)

•	McMoRan Exploration Co.

•	PetroQuest Energy, Inc.

•	Stone Energy Corporation

•	Swift Energy Company (recently added)

•	W&T Offshore, Inc.

In connection with the adoption of the new long term incentive plan described below, the Compensation Committee modified the peer group so that it consisted of the companies listed above. In addition to adding the three companies noted as recently added, the Compensation Committee removed ATP Oil & Gas Company from the peer group. The Compensation Committee determined that this updated peer group more accurately reflected the Company’s peers.

Compensation Consultant. For 2011, the Compensation Committee retained Longnecker & Associates (“Longnecker”) to review the Company’s compensation practices as compared to our peer group and within the broader oil and gas marketplace. Longnecker has not performed any other work on behalf of management or the Company. Longnecker’s role with the Compensation Committee was to provide independent advice. In general, the role of an outside compensation consultant is to assist the Compensation Committee to analyze executive pay packages or contracts and to understand our financial measures relating to compensation, but the Compensation Committee is under no obligation to follow the advice or recommendations of any compensation consultant. The Compensation Committee did not delegate authority to Longnecker or to other parties. The scope of Longnecker’s engagement was to provide a market check and broad-based third party survey to help the Compensation Committee better understand current executive compensation practices. During 2011, Longnecker presented its findings to the Compensation Committee, including identifying potential items to refine in the Company’s executive compensation program that the Compensation Committee might want to consider. Most notably, Longnecker advised that the Company’s equity incentive program should be enhanced in order to make the Company’s total compensation more competitive with that of its peers. The Compensation Committee reviewed and considered Longnecker’s report and recommendations, and took those recommendations into account in developing the new long term incentive program described below. The total fees paid to Longnecker in 2011 were $26,711. The Compensation Committee has not yet determined whether to similarly utilize the compensation consulting services of Longnecker in 2012.

Senior Executive Review Process. The Compensation Committee conducts an annual review of the base salary, bonus and equity awards made to each executive officer. In each case, the Compensation Committee takes into account the executive’s scope of responsibilities and experience and balances these against competitive compensation levels, including retention requirements and succession planning with respect to each executive. The CEO makes recommendations to the Compensation Committee regarding compensation for each executive officer other than the CEO based on an evaluation of each executive’s contribution and performance, strengths, weaknesses, development plans and succession potential.

Components of Senior Executive Compensation. The primary elements of annual compensation for senior executives are base salary, bonuses (which can be in the form of cash, stock or a combination of both) and equity awards. Each component is evaluated in the context of individual and Company performance, as well as competitive conditions. In determining competitive compensation levels, the Company analyzes data from the peer group, as well as other information regarding the general oil and gas exploration and production industry. Senior executives also receive other forms of compensation, including various benefit plans made available to all of the Company’s employees, but these are not independently evaluated in connection with the annual determination of senior executive compensation. With the exception of Mr. Hanna, none of the Company’s executive officers has an employment agreement.

Base Salary. The Compensation Committee determines base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive market for similar management talent. The Compensation Committee’s salary review process includes a comparison of base salaries for comparable positions at companies of similar type, size and financial performance.

Bonuses. All executives are eligible to receive a cash bonus tied directly to the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal performance. Bonuses are determined by the Compensation Committee on an annual basis, and individual target bonus potentials are established at the beginning of each fiscal year. The performance of each executive is discussed with such executive during semi-annual performance reviews.

For 2011, the cash bonus program was structured as follows: 50% of an executive’s bonus was to be based on that executive’s individual performance, as measured by role-specific metrics, and the remaining 50% of an executive’s bonus was to be based on the Company’s achievement of the following weighted corporate objectives:

(i) Safety, measured by (A) total recordable incidents per 200,000 man hours, with a midpoint goal of 1.0 (5% target weighting; actual performance was 1.49, resulting in an actual weighting of 2.6%), (B) the ratio of Incidents of Non-Compliance issued by the Bureau of Safety and Environmental Enforcement (the “BSEE”) (or its predecessors), with a midpoint goal of 0.04 (5% target weighting; actual performance was 0.04, resulting in an actual weighting of 5%) and (C) elimination of preventable significant events, with a goal of zero (5% target weighting; actual performance was zero, resulting in an actual weighting of 5%);

(ii) Growth in average oil production, excluding the impact of acquisitions and divestitures, with a midpoint goal of 8,500 barrels per day (15% target weighting; actual performance was 8,039 barrels per day, resulting in an actual weighting of 8.1%);

(iii) Growth in total production, excluding the impact of acquisitions and divestitures, with a midpoint goal of 14,000 barrels of oil equivalent per day (10% target weighting; actual performance was 11,034 barrels of oil equivalent per day, resulting in an actual weighting of 0%);

(iv) Target aggregate lease operating expenses (“LOE”), excluding the impact of acquisitions and divestitures, with a midpoint goal of $64 million (7.5% target weighting; actual performance was $66.9 million, resulting in an actual weighting of 0%);

(v) Target aggregate cash general and administrative expenses, excluding the impact of acquisitions and divestitures, as well as cash bonuses, with a midpoint goal of $16 million (7.5% target weighting; actual performance was $12.6 million, resulting in an actual weighting of 11.3%);

(vi) Discretionary cash flow, measured by the Company’s EBITDAX, equal to earnings before interest, taxes, depreciation, amortization and exploration expenses, with a midpoint goal of $220 million (10% target weighting; actual performance was estimated to be $222 million, resulting in an actual weighting of 10.4%);

(vii) Reductions in capital expenditure overages, measured as a percentage of the applicable authorization for expenditure (“AFE”), with a midpoint goal of not more than 5% over AFE (5% target weighting; actual performance was 4.4%, resulting in an actual weighting of 5.6%);

(viii) Growth in proved reserves, including both organic growth and acquisitions, with a midpoint goal of 31.5 million barrels of oil equivalent (10% target weighting; actual performance was estimated to be 33.04 million barrels of oil equivalent, resulting in an actual weighting of 15%);

(ix) Relative stock performance, measured by the year-over-year performance of the Company’s 10-day average stock price as compared to the Russell US 2000 Energy Oil Companies Index for the same period, with target performance at 10% better than the index average (5% target weighting; actual performance was more than 20% better than the index average for the year, resulting in an actual weighting of 7.5%); and

(x) Target rates of return on acquisition, with target performance at a 20% rate of return (15% target weighting; actual performance was 29%, resulting in an actual weighting of 22.5%).

Each of these metrics was set with minimum, target and stretch amounts that scale an executive’s bonus from 50% to 150% of the target weighting for that metric. For performance of a metric between the minimum and stretch levels, the amount of weighting for that particular metric was determined by linear interpolation.

For 2012, the Compensation Committee, as part of its thorough review of the Company’s executive compensation program, modified the annual incentive plan under which cash bonuses will be granted. In addition to modifying certain of the Company performance metrics, as described below, the Compensation Committee also shifted the relative weights assigned to Company performance metrics and individual performance metrics. For 2011, the Company performance metrics accounted for 50% of the cash bonus. For 2012, the Company performance metrics will account for two-thirds of the cash bonus, and individual performance metrics will account for the remaining one-third. Although individual performance is important for achieving the Company’s goals, the Compensation Committee believes that ultimately the real driver to improving stockholder value is the Company’s performance.

The Company performance metrics for 2012 are:

(i) Safety, measured by (A) total recordable incidents per 200,000 man hours, with a midpoint goal of 1.0 (5% target weighting), (B) the ratio of Incidents of Non-Compliance issued by BSEE (or its predecessors), with a midpoint goal of 0.04 (5% target weighting) and (C) elimination of preventable significant events, with a goal of zero (5% target weighting);

(ii) Growth in average oil production, excluding the impact of acquisitions, divestitures and storm-related downtime, with a midpoint goal of 9,250 barrels per day (20% target weighting);

(iii) Target aggregate lease operating expenses, normal LOE items only (excluding the impact of acquisitions, divestitures and storm-related LOE), with a midpoint goal of $73 million (7.5% target weighting);

(iv) Target aggregate cash general and administrative expenses, excluding the impact of acquisitions and divestitures, as well as cash bonuses, with a midpoint goal of $14.6 million (7.5% target weighting);

(v) Growth in discretionary cash flow, measured by the Company’s EBITDAX, equal to earnings before interest, taxes, depreciation, amortization and exploration expenses, with a midpoint goal of $260 million (5% target weighting);

(vi) Reductions in capital expenditure overages, measured as a percentage of the applicable AFE (5% target weighting);

(vii) Total Shareholder Return, measured by total shareholder return for the year compared to that year’s peer group’s average total shareholder return for the year (“TSR Percentage”) (8% target weighting);

(viii) Project finding and development costs, measured by total net capital expenditures on all projects divided by total net reserves converted by those projects from proved not producing to proved developed producing, plus reserves converted from proved undeveloped reserves to proved developed reserves and proved not producing reserves, with a midpoint goal of $26.72 per barrel of oil equivalent (8% target weighting);

(ix) Organic reserve growth¸ which includes all new proved and probable reserve additions from the Company’s existing asset base, with a midpoint goal of 4.4 million barrel of oil equivalent (12% target weighting); and

(x) Acquisition reserve additions, which includes proved reserves only, with a midpoint goal of 6 million barrel of oil equivalents (12% target weighting).

Each of these metrics was set with minimum, target and stretch amounts that scale an executive’s bonus from 50% to 150% of the target weighting for that metric, except that the range of minimum to stretch amount for the Total Shareholder Return metric is 90% to 120%. For performance of a metric between the minimum and stretch levels, the amount of weighting for that particular metric will be determined by linear interpolation.

Equity Awards. The Company’s equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency are based on each executive’s demonstrated level of performance and Company performance over time. The Compensation Committee annually reviews award levels to ensure their competitiveness. In making individual awards, the Compensation Committee considers industry practices, the recent performance of each executive, the value of the executive’s previous awards and the Company’s views on executive retention and succession. Generally, the Compensation Committee’s approach has been to structure the equity awards so that the higher the amount of the award, the greater the percentage of that award will be in the form of options (as opposed to restricted stock). The Compensation Committee has determined that a higher percentages of stock options is appropriate for the senior executive team because it rewards the team when the Company’s stock performs well, and puts the team at risk if the Company’s stock does not perform well.

In 2011, the Compensation Committee adopted a new long term incentive program in order to bring more transparency to the Company’s employees as to how stock options and restricted stock would be granted. This new program is described below under “New Long Term Incentive Program.”

Equity Award Mechanics. Equity awards are granted pursuant to the 2009 LTIP. Awards are made by the Board, at the recommendation of the Compensation Committee. Awards typically fall into two categories: annual awards, which are made in January, and new hire and promotion awards, which are made on the date of hire or promotion. The Board or the Compensation Committee may make grants at other times, in its discretion, in connection with employee retention or otherwise.

All stock option awards have a per share exercise price at least equal to the closing price of the Common Stock on the grant date. Stock option awards and restricted stock awards generally vest upon the passage of time, in one-third increments on each of the first three anniversaries of the date of grant.

Severance Plan and Change of Control Plans. Our Change of Control Severance Plan for certain designated officers and employees of the Company, effective as of March 24, 2005 (as amended from time to time, the “COC Plan”), is designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. As explained more fully below in “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the COC Plan provides certain cash payments and other benefits to eligible employees if, under certain circumstances, such employees’ employment is terminated following a change of control. The

Compensation Committee is responsible for administering these policies and the COC Plan. The Company does not provide any executive officer with a gross-up payment for any taxes that may be assessed against any compensation paid to such executive officer, including any income taxes or any excise tax under Section 4999 of the Internal Revenue Code of 1986.

Deferred Compensation and Retirement Plans. The Company does not have a deferred compensation program for its executive officers, pension benefits, a retirement plan, or any type of post-retirement healthcare plan.

Perquisites and Other Benefits. In general, the Company provides no benefits to its senior executives that are not otherwise available to all of its employees.

New Long Term Incentive Program. As indicated above, the amount of restricted stock and option grants is determined by the Board, based on recommendations from the Compensation Committee. Prior to 2011, the recommended amounts were at the discretion of the Compensation Committee. In 2011, the Compensation Committee conducted a thorough review of the equity component of executive compensation. As a result of this review, the Compensation Committee determined that it was important to provide more transparency about the level of equity grants to the Company’s management team. Therefore, the Compensation Committee adopted a new long term incentive program to provide this transparency. Under this plan, equity grants under the 2009 LTIP are divided into three categories: Base, Performance and Discretionary.

Base Grant. The base grant is made in or around June of each year. The value of the base grant is determined by the Compensation Committee as a percentage of an executive’s base salary (“Equity Value Percentage”), depending on the executive’s level in the management team. For the senior members of the management team other than the CEO, the Equity Value Percentages range from 40% to 75% of base salary. The CEO’s Equity Value Percentage for the 2011 long term incentive program was 100% of base salary. The base grants are made generally using a combination of restricted stock and options, with the percentage mix between the two forms of equity grant being set by the Compensation Committee for each employee. For 2011, the percentage of the equity grant that was stock options for each employee was generally the same as the Equity Value Percentage for that employee. For example, the CEO’s Equity Value Percentage for 2011 was 100%, and 100% of his base equity grant consisted of stock options.

Performance Grant. The target amount of each employee’s performance equity grant is determined by the Compensation Committee as a percentage of an employee’s target bonus, depending on the employee’s level in the organization. For the most senior members of the management team, this percentage is 100% of the target bonus. For all other executives, it is 50% of the target bonus. Each employee’s mix of options and restricted stock is the same as that employee’s mix for the base equity grant. The performance equity grant is made in or around the January following the end of the performance year. The Company’s TSR Percentage (i.e., the same metric that is now used for the stock performance measure for the 2012 cash bonus program) is used to determine the percentage of the target performance grant to which the employees are entitled. If the Company’s TSR Percentage is less than 80%, then no performance grants are made for that year. If the TSR Percentage is more than 120%, then each employee receives a performance equity grant equal to 120% of that employee’s target grant. For TSR Percentages between 80% and 120%, the performance grant is determined by linear interpolation.

Discretionary Grant. This grant is discretionary and will be awarded by the Compensation Committee to recognize individual performance, motivate employees and drive retention. The discretionary equity award will be determined and awarded in or around January following the end of the performance year, and will consist entirely of restricted stock.

Regulatory Considerations. It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code of 1986. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). For 2011, none of the Company’s executive officers received compensation in excess of $1 million.

Stock Ownership Guidelines. The Company’s Executive Stock Ownership Guidelines require executives to retain 50% of the “profit shares” acquired under equity compensation programs of the Company. “Profit shares” are defined as those shares of Common Stock held by an executive as a result of the exercise of options, the lapsing of restrictions on restricted stock and restricted stock units (but not including any shares that are awarded as unrestricted, fully vested shares) and the earning of performance shares, in each instance after shares are sold or netted to pay the exercise price of an option (for options) and tax withholding amounts (for all types of awards made under the Company’s equity compensation programs, such as withholding amounts associated with the exercise of stock options, the lapsing of restrictions on restricted stock and restricted stock units and the earning of performance shares). “Profit shares” do not include any equity based consideration received as acquisition consideration in connection with an acquisition made by the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Annual Report with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee,

Steven J. Pully, Chairman

Charles O. Buckner

Scott A. Griffiths

Summary Compensation Table

The following table summarizes, with respect to the Company’s Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.

Summary Compensation Table for the Year Ended December 31, 2011

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Gary C. Hanna (4)	2011	447,917	—	343,761	1,004,774	506,250	—	17,796	2,320,498
Chief Executive Officer	2010	400,000	—	—	866,250	400,000	—	16,770	1,683,020
	2009	112,308	117,780	—	168,900	—	—	147,857	546,845

Tiffany J. Thom (5)	2011	273,958	—	202,815	396,253	160,875	—	79,601	1,113,502
Senior Vice President, Chief Financial Officer and Treasurer	2010	232,500	—	—	112,750	113,750	—	12,341	471,341
	2009	200,000	37,000	—	—	—	—	116,597	353,597

John H. Peper (6)	2011	275,000	—	178,745	241,878	—	—	158,720	854,343
Executive Vice President, General Counsel and Corporate Secretary	2010	275,000	—	—	112,750	100,000	—	18,720	506,470
	2009	275,000	27,000	—	—	—	—	295,440	597,440

Andre J. Broussard (7)	2011	238,118	—	147,002	195,470	119,250	—	13,139	712,979
Senior Vice President, Geosciences	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—

W. Mac Jensen (8)	2011	163,333	—	150,495	201,916	110,801	—	164,427	790,972
Senior Vice President, Business Development	2010	—	—	—	—	—	—	180,247	180,247
	2009	—	—	—	—	—	—	—	—

(1)	Bonus payments to the Named Executive Officers for 2011 and 2010, which were paid in cash in February 2012 and January 2011, respectively, were made pursuant to the incentive bonus plan adopted by the Compensation Committee in March 2010 and described under “Bonuses” in the CD&A included in this Proxy Statement. This bonus plan was established by the Compensation Committee for the first full year after the Company’s emergence from Chapter 11 reorganization and had not been put into place when the individual bonus amounts were determined for 2009. As a result, the bonus payments for 2011 and 2010 constitute “Non-Equity Incentive Plan Compensation” under the SEC’s compensation disclosure rules, and the bonus payments for 2009 do not. Therefore, the 2009 bonuses are included under the “Bonus” heading instead.
(2)	Amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718, Stock Compensation. The grant date fair value was calculated using the assumptions disclosed in Note 12 in Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2011. These amounts reflect grant date fair values and do not correspond to the actual value that might be realized by the Named Executive Officers. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.
(3)	Amounts reflected in this column represent the dollar value of term life insurance premiums paid by the Company for the benefit of the Named Executive Officers, the dollar value of the company match to the Company’s 401(k) Plan on the employees’ behalf and payments made to certain Named Executive Officers pursuant to severance or other arrangements (if applicable) or in connection with the Company’s Chapter 11 Reorganization as described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. For 2011, (a) the life insurance premiums for Messrs. Hanna, Peper, Broussard, and Jensen and Ms. Thom were $2,346, $2,580, $1,214, $810 and $984, respectively; and (b) the value of the 401(k) match for Messrs. Hanna, Peper, Broussard and Jensen and Ms. Thom were $14,700, $14,700, $11,925, $7,350 and $14,700, respectively. For 2010, (a) the life insurance premiums for Mr. Hanna, Mr. Peper and Ms. Thom were $2,070, $2,580 and $893, respectively; and (b) the value of the 401(k) match for Mr. Hanna, Mr. Peper and Ms. Thom were $14,700, $14,700 and $10,008, respectively. For 2009, (a) the life insurance premiums for Mr. Hanna, Mr. Peper and Ms. Thom were $423, $2,580 and $714, respectively; and (b) the value of the 401(k) match for Mr. Hanna, Mr. Peper and Ms. Thom were $6,000, $16,500 and $10,008, respectively. See Notes (4) through (8) for amounts related to severance and other arrangements.
(4)	Mr. Hanna became Chief Executive Officer of the Company in September 2009. From March 26, 2009 until his election as Chief Executive Officer, Mr. Hanna served as a consultant to the Ad Hoc Committee and the Noteholders Committee. In Mr. Hanna’s role as a consultant, he received from the Company $140,954 in consulting fees, which are included in the “All Other Compensation” column.
(5)	Amounts reflected for 2011 in the “All Other Compensation” column include $63,077 paid in connection with Ms. Thom’s relocation to the Houston office. Amounts reflected for 2009 in the “All Other Compensation” column include $104,681 paid primarily in connection with the Company’s Chapter 11 Reorganization. Not included in the table is $4,820, the value realized on vesting in 2009 of 13,600 stock-settled restricted share units granted from 2005 through 2007, and a payment of $432 related to cash-settled restricted stock units granted in 2008.

(6)	Amounts reflected for 2011 in the “All Other Compensation” column include $140,000 paid to Mr. Peper in connection with the documentation Mr. Peper entered into when he resigned as the Company’s Executive Vice President, General Counsel and Corporate Secretary. The $140,1000 was paid in settlement of any amounts that might be payable to Mr. Peper for prior services. Amounts reflected for 2009 in the “All Other Compensation” column include $275,000 paid in connection with the termination of Mr. Peper’s change of control severance rights pursuant to the Company’s Chapter 11 Reorganization. Not included in the table is $6,709, the value realized on vesting in 2009 of 20,547 stock-settled restricted share units granted from 2006 through 2008, and payments totaling $2,490 related to cash-settled restricted stock units granted in 2007 and 2008.
(7)	Not included in the table is $26,922, the value realized on the immediate vesting of 1,667 restricted shares granted on the date Mr. Broussard joined the Company as an executive officer in February 2011.
(8)	Mr. Jensen became an executive officer of the Company in May 2011. From June 2010 until he joined the Company as an executive officer, Mr. Jensen served as a business development consultant. In Mr. Jensen’s role as a consultant, he received consulting fees from the Company of $156,267 in 2011 and $180,247 in 2010, which are included in the “All Other Compensation” column.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards, if any, that have been transferred during the year ended December 31, 2011.

Grants of Plan-Based Awards for the Year Ended December 31, 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum(2)	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Gary C. Hanna	January 18, 2011	0	562,500	N/A	—	—	—	20,834	62,500	16.50	872,230
	November 1, 2011							—	66,372	13.68	476,305
Tiffany J. Thom	January 18, 2011	0	178,750	N/A	—	—	—	9,167	27,500	16.50	383,782
	November 1, 2011							3,769	22,815	13.68	215,286
John H. Peper	January 18, 2011	0	137,500	N/A	—	—	—	6,666	20,000	16.50	279,099
	November 1, 2011							5,026	10,140	13.68	141,524
Andre J. Broussard	February 7, 2011	0	132,500	N/A	—	—	—	5,000	15,000	16.15	206,100
	November 1, 2011							4,843	9,771	13.68	136,372
W. Mac Jensen	May 2, 2011	0	122,500	N/A	—	—	—	5,000	15,000	17.85	226,335
	November 1, 2011							4,477	9,034	13.68	126,076

(1)	Amounts actually paid are reflected in the column titled “Non-Equity Incentive Plan Compensation” found on the “Summary Compensation Table” above. For additional information see “—Compensation Discussion and Analysis—Bonuses.”
(2)	While executive officers may earn up to a certain maximum percentage of each quantitative target under our annual incentive bonus program, the Committee retains discretion to award officers additional amounts based on external factors beyond the control of the officers as well as individual performance by the officers.
(3)	Amounts reflect the grant date fair value of the respective awards computed in accordance with ASC Topic 718, Stock Compensation. Please refer to Notes 1 and 12 in Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that might be realized by the Named Executive Officer.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the “—Summary Compensation Table” and the “—Grants of Plan-Based Awards Table” above. For additional information regarding the Company’s cash bonus programs for 2010 and 2011, see the discussion of those items in the CD&A included in this Proxy Statement. For additional information regarding the Company’s new long term equity program, see the discussion of that program in the CD&A included in this Proxy Statement.

Bonuses

On February 9, 2012, Mr. Hanna received a bonus for 2011 of $506,250 in cash. On January 21, 2011, Mr. Hanna received a bonus for 2010 of $400,000 in cash. On April 5, 2010, Mr. Hanna received a bonus for 2009 of $117,780, payable in 6,013 shares of Common Stock (and $36,063.33 in cash as the amount required to satisfy applicable income tax withholding requirements on the shares of Common Stock). Both bonuses were paid pursuant to the Employment Agreement dated October 1, 2009, between Mr. Hanna and the Company. Under the terms of the Employment Agreement, Mr. Hanna’s bonuses are specified as stock bonuses, but the Compensation Committee elected for Mr. Hanna’s bonus for 2010 and 2011 to be paid fully in cash.

On February 9, 2012, Ms. Thom received a bonus for 2011 of $160,875 in cash. On January 21, 2011, Ms. Thom received a bonus for 2010 of $113,750 in cash. On January 5, 2010, Ms. Thom received a bonus for 2009 of $27,000, paid in 1,821 shares of Common Stock and $10,793 in cash pursuant to the 2009 LTIP. During 2009, Ms. Thom also received an additional cash bonus of $10,000.

On January 21, 2011, Mr. Peper received a bonus for 2010 of $100,000 in cash. On January 5, 2010, Mr. Peper received a bonus for 2009 of $27,000, paid in 1,821 shares of Common Stock and $10,793 in cash pursuant to the 2009 LTIP.

On February 9, 2012, Mr. Broussard and Mr. Jensen received cash bonuses for 2011 of $119,250 and $110,801, respectively.

Stock Awards

In 2011, pursuant to the 2009 LTIP, the Company awarded restricted shares to Messrs. Hanna, Peper, Broussard, and Jensen and Ms. Thom.

In 2008, pursuant to the Company’s 2006 Long Term Incentive Plan (the “2006 LTIP”), the Company awarded stock-settled restricted share units and cash-settled restricted share units to the Company’s Named Executive Officers. The 2006 LTIP was terminated pursuant to the Company’s Chapter 11 Reorganization. In connection with the Chapter 11 Reorganization, the stock-settled restricted share units became fully vested and shares of Predecessor Company Common Stock were issued therefor. Pursuant to the Plan of Reorganization, 100% of the outstanding shares of Predecessor Company Common Stock were exchanged for an aggregate of approximately 5% of the Successor Company’s Common Stock. Each of the Named Executive Officers holding cash-settled restricted share unit awards issued pursuant to the 2006 LTIP surrendered any and all rights to such awards pursuant to a Settlement Agreement (as defined below).

Option Awards

In 2011, 2010 and 2009, pursuant to Mr. Hanna’s Employment Agreement and in accordance with the 2009 LTIP, the Company awarded stock options to Mr. Hanna. In 2011 and 2010, pursuant to the 2009 LTIP, the Company also awarded stock options to Mr. Peper and Ms. Thom. In 2011, pursuant to the 2009 LTIP, the Company also awarded stock options to Messrs. Broussard and Jensen.

Actions During 2009

Certain of the Company’s current and former executive officers, including Mr. Peper, previously entered into Change of Control Severance Agreements (each, a “Severance Agreement”) with the Company. Mr. Peper entered into his Severance Agreement in March 2005 and it contained a termination date of March 28, 2010. Mr. Peper is no longer eligible for payments under his Severance Agreement. As part of the Company’s Chapter 11 Reorganization, and as approved by an order of the Bankruptcy Court, the Company entered into a settlement agreement with Mr. Peper in which he surrendered all rights, titles and benefits to and under his Severance Agreement in exchange for a general unsecured claim against the Company. Mr. Peper was awarded a claim for $275,000, which claim was treated as an unsecured claim and, like the Company’s other valid unsecured claims, was paid in full under the Plan of Reorganization.

As part of the Company’s Chapter 11 Reorganization, the Bankruptcy Court approved the Company’s entrance into various settlement agreements (together with the settlement agreement executed by Mr. Peper described above, the “Settlement Agreements”) with a number of the Company’s employees, including Ms. Thom, who held outstanding equity compensation awards or unpaid bonus payments. The Settlement Agreements provided the individual with a cash retention payment in lieu of his or her outstanding equity or bonus awards, and cancelled the outstanding equity awards that the individual previously held, if any.

Employment Agreements

On October 1, 2009, the Company entered into an employment agreement with our Chief Executive Officer, Gary Hanna, which employment agreement was amended on April 12, 2010 (as amended, the “Employment Agreement”). The Employment Agreement has a term of three years, which term is automatically extended for an additional month at the end of each month unless either the Company or Mr. Hanna gives notice to discontinue the automatic extensions. Under the Employment Agreement, Mr. Hanna, is entitled to a base salary (“Base Salary”) at an annual rate, to be determined by the Board of Directors of the Company (the “Board”), of not less than $400,000 per year and is entitled to receive, in addition to his Base Salary, an annual bonus (each, an “Annual Bonus”) awarded at the discretion of the Board upon recommendation of the Compensation Committee of the Board of Directors based upon Mr. Hanna’s performance. The Employment Agreement provides that the Annual Bonus is to be paid in a grant of Common Stock, but Mr. Hanna’s Annual Bonus for 2011 and 2010 was paid in cash at the election of the Compensation Committee. Mr. Hanna’s target Annual Bonus for each year is between 25% and 125% (inclusive) of his Base Salary in effect for the calendar year to which such Annual Bonus relates. For any partial year of employment, the amount of such Annual Bonus is prorated for the portion of the year that Mr. Hanna was in the employ of the Company.

Pursuant to Mr. Hanna’s Employment Agreement, upon termination of Mr. Hanna’s employment by the Company for “cause” (as defined below) or by Mr. Hanna without “good reason” (as defined below), Mr. Hanna is entitled to receive: (i) the amount of his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; and (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law.

Upon termination of Mr. Hanna’s employment by the Company in an involuntary termination (i.e., without cause) or by Mr. Hanna for good reason, or upon Mr. Hanna’s death or disability, Mr. Hanna is entitled to receive: (i) his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law; (v) a severance amount equal to his aggregate Base Salary for the lesser of (i) 18 months and (ii) the remainder of the term of his Employment Agreement (the “Severance Period”); and (vi) for the duration of the Severance Period, Mr. Hanna, his spouse and his dependents shall be entitled to continuation coverage under the Company’s group medical, dental and vision insurance plans comparable to the level of coverage in effect at the time of termination, provided he, his spouse and such dependents were enrolled in such plans immediately prior to his termination. Mr. Hanna is not entitled to receive duplicative or overlapping change of control benefits under his Employment Agreement and the COC Plan (as defined below).

For the purposes of Mr. Hanna’s Employment Agreement, “cause” means (i) Mr. Hanna’s material breach of the Employment Agreement, (ii) Mr. Hanna’s willful failure to perform his required duties and responsibilities (if such failure to perform has not been cured within ten business days following receipt of notice from the Company), (iii) Mr. Hanna’s indictment for, or conviction of (A) a misdemeanor involving fraud, dishonest or moral turpitude or (B) any felony, (iv) dishonesty on the part of Mr. Hanna directly related to the performance of his duties, (v) Mr. Hanna’s wrongful and intentional disclosure of confidential information, (vi) a conflict of interest on the part of Mr. Hanna that is undisclosed and not approved by the Board, (vii) Mr. Hanna’s material violation of any Company policy applicable to all employees that materially and adversely affects the Company (if such material violation has not been cured within ten business days following receipt of notice from the Company) or (viii) Mr. Hanna’s engaging in any manner, directly or indirectly, in a business that competes with the business of the Company, unless first disclosed to and approved by the Board in all material respects. “Good reason” means the occurrence of any of the following: (i) the Company’s material breach of the Employment

Agreement, (ii) a material reduction in Mr. Hanna’s Base Salary, (iii) a material diminution in Mr. Hanna’s authority, duties or responsibilities that are normally associated with the position of Chief Executive Officer, (iv) a requirement by the Company that Mr. Hanna be required to relocate outside of New Orleans or Houston, or (v) a change of control of the Company. Under the Employment Agreement, any termination of Mr. Hanna’s employment will not be deemed to be for “good reason” unless (i) the condition giving rise to Mr. Hanna’s termination has arisen without his consent, and (ii) (A) Mr. Hanna must have provided written notice to the Company of such condition within 90 days of the initial existence of the condition, (B) such condition must have remained uncorrected for a period of 30 days after the Company’s receipt of such notice and (C) Mr. Hanna’s termination of employment must have occurred within 30 days after the expiration of such 30-day cure period.

Pursuant to his Employment Agreement and the Company’s 2009 LTIP, on September 30, 2009, Mr. Hanna was granted an initial award of stock options to purchase 68,116 shares of Common Stock, which was memorialized in an option award agreement dated as of October 1, 2009 (the “Option Agreement”). The terms of the Option Agreement provide for an exercise price equal to $10.00 per share. The closing price of the Common Stock on the NYSE on September 30, 2009 was $7.46 per share. The option vests ratably on a monthly basis over a 36-month period from the date of grant. Vested stock options under the Option Agreement expire 30 months following the applicable vesting date of such stock options. Upon a change of control (as defined in the 2009 LTIP), all remaining unvested stock options under the Option Agreement automatically vest and remain exercisable for a period of not less than 30 months following a change of control. Subsequent to this initial award of stock options, Mr. Hanna is entitled to participate annually in any additional awards of stock options as determined by the Board in its discretion.

On February 1, 2012, the Company entered into an agreement with John Peper in connection with Mr. Peper’s voluntary resignation as the Company’s Executive Vice President, General Counsel and Corporate Secretary. Mr. Peper will continue to be an employee of the Company in his new position as our Legal Counsel until December 31, 2012, unless terminated earlier by either the Company or Mr. Peper. Mr. Peper’s agreement provides for a monthly salary of $10,000 for the period from February 2012 through December 2012. Additionally, under that agreement, Mr. Peper received a cash payment of $140,000 upon execution of the agreement in settlement of any amounts that might be payable to Mr. Peper for prior services. Mr. Peper will receive another payment of $137,500 on or about February 1, 2013, in settlement of all unvested options and restricted stock previously awarded to Mr. Peper, subject to the execution by Mr. Peper of a mutually acceptable release. Mr. Peper’s unvested options and restricted stock for which the restrictions had not yet lapsed as of February 1, 2012 were cancelled in connection with this documentation.

The Company does not have employment agreements with any of the other Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the Company’s Named Executive Officers.

Outstanding Equity Awards as of December 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)		($)	(#)	($)
Gary C. Hanna	49,195	18,921	(1)	—	$10.00	04/01/2015
	41,667	83,333	(2)	—	$13.59	04/05/2020
	—	62,500	(3)	—	$16.50	01/18/2021
	—	66,372	(4)	—	$13.68	11/01/2021
							20,834	(8)	$304,176	—	—
Tiffany J. Thom	8,334	16,666	(5)	—	$8.90	01/05/2020
	—	27,500	(3)	—	$16.50	01/18/2021
	—	22,815	(4)	—	$13.68	11/01/2021
							9,167	(8)	$133,838	—	—
							3,769	(9)	$55,027	—	—
John H. Peper	8,334	16,666	(5)	—	$8.90	01/05/2020
	—	20,000	(3)	—	$16.50	01/18/2021
	—	10,140	(4)	—	$13.68	11/01/2021
							6,666	(8)	$97,324	—	—
							5,026	(9)	$73,380	—	—
Andre J. Broussard	—	15,000	(6)	—	$16.15	02/07/2021
	—	9,771	(4)	—	$13.68	11/01/2021
							3,333	(10)	$48,662	—	—
							4,843	(9)	$70,708	—	—
W. Mac Jensen	—	15,000	(7)	—	$17.85	05/02/2021
	—	9,034	(4)	—	$13.68	11/01/2021
							5,000	(11)	$73,000	—	—
							4,477	(9)	$65,364	—	—

(1)	Represents the underlying option shares for unexercisable stock options that were granted on September 30, 2009. The option vests ratably on a monthly basis over a 36-month period from the date of grant; provided, however, that the vesting for the Initial Period is deferred until the end of the Initial Period and any remaining unvested portion vests ratably on a monthly basis over the remainder of the 36-month vesting period, subject to the executive remaining continuously employed. Vested stock options under the Option Agreement expire 30 months following the applicable vesting date of such stock options.
(2)	Represents the underlying option shares for unexercisable stock options that were granted on April 5, 2010. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.
(3)	Represents the underlying option shares for unexercisable stock options that were granted on January 18, 2011. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.
(4)	Represents the underlying option shares for unexercisable stock options that were granted on November 1, 2011. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.
(5)	Represents the underlying option shares for unexercisable stock options that were granted on January 5, 2010. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.
(6)	Represents the underlying option shares for unexercisable stock options that were granted on February 7, 2011. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.

(7)	Represents the underlying option shares for unexercisable stock options that were granted on May 2, 2011. The option vests ratably on an annual basis over a 3-year period from the date of grant. Vested stock options under the Option Agreement expire 10 years following the date of grant.
(8)	Represents unvested restricted shares that were granted on January 18, 2011, which shares vest ratably on an annual basis over a 3-year period from the date of grant.
(9)	Represents unvested restricted shares that were granted on November 1, 2011, which shares vest ratably on an annual basis over a 3-year period from the date of grant.
(10)	Represents unvested restricted shares that were granted on February 7, 2011, which shares vest ratably on an annual basis over a 2-year period from the date of grant. One-third of the restricted shares granted to Mr. Broussard on February 7, 2011 immediately vested.
(11)	Represents unvested restricted shares that were granted on May 2, 2011, which shares vest ratably on an annual basis over a 3-year period from the date of grant.

During the year ended December 31, 2011, our Named Executive Officers did not exercise any stock options and no shares were acquired on vesting of restricted share awards as no restricted shares vested during the year, except for Mr. Broussard who received 1,667 shares valued at $26,922, which represented one-third of the restricted share award that Mr. Broussard received on February 7, 2011.

Potential Payments Upon Termination or Change of Control

Change of Control Plans. Our COC Plan for certain designated officers and employees of the Company (“Participants”) provides certain cash payments and other benefits to eligible employees if, under certain circumstances, such employees’ employment is terminated following a change of control. With the exception of Mr. Peper, all of the Company’s Named Executive Officers are Participants in the COC Plan. The COC Plan may be amended or terminated by the Board in its sole discretion prior to the occurrence of a change of control of the Company. The Compensation Committee is responsible for administering the COC Plan.

The COC Plan provides that upon a change of control, all equity awards granted to Participants will become fully vested, all stock options and share appreciation rights will become fully exercisable, and all restrictions on restricted shares and restricted share units will lapse. With respect to performance shares or other awards contingent on the satisfaction of performance measures, the performance cycle will end upon a change of control, and the Participant will vest in the number of shares that the Participant would have earned if the performance cycle had ended as of the end of the period covered by the most recently issued year-end financial statement, plus such additional number of shares or units as the Compensation Committee shall determine in respect of any period of the performance cycle not covered by such year-end statement. Upon a change of control, a Participant receives the benefits described in this paragraph regardless of whether the Participant’s employment is terminated.

The COC Plan also provides that, if a Participant’s employment with the Company terminates within one year of a change of control of the Company (either by the Company without cause, or by the Participant for good reason), the Participant will be eligible to receive certain severance benefits. These benefits are awarded based on the Participant’s Designated Multiple (as defined in the COC Plan). If a Participant’s employment is terminated, that Participant is entitled to receive a cash payment within 30 days of termination in an amount equal to (a) that Participant’s Designated Multiple, multiplied by (b) the sum of that Participant’s (i) base salary for the year of termination, plus (ii) subject to adjustment prior to 2012 in the manner described below, average annual bonus for the three preceding years. In addition, the Participant is entitled to receive the same level of medical, dental and life insurance benefits for a certain period following the date of termination (the “Designated Period”) as that Participant was receiving immediately prior to the date of termination. Furthermore, if a Participant is terminated on or after January 1, 2011 and has not yet received a bonus under the Company’s annual bonus plan for the calendar year preceding the calendar year of such termination of the Participant’s employment, the Participant shall receive a bonus for that calendar year in an amount equal to the Participant’s target bonus.

Under the COC Plan, a Participant may have a Designated Multiple of 1.0, 1.5, 2.0 or 2.5, as determined by the Compensation Committee. The Designated Multiples for Messrs. Hanna, Broussard and Jensen are 2.5, 1.5 and 1.5, respectively, and the Designated Multiple for Ms. Thom is 2.0. The COC Plan provides that the

Designated Period is 12 months for Participants with a Designated Multiple of 1.0, and 18 months for Participants with a Designated Multiple of 1.5, 2.0 or 2.5. Even though the COC Plan generally provides for the payment of a bonus to Participants based on average annual bonus for the three preceding years, the Compensation Committee and the Board concluded that the actual three-year average should not be used until 2012 because of recent changes to the manner in which the Company determines the bonuses of its officers and senior employees. Instead, if the calculation of the three-year average would have otherwise required the inclusion of a bonus for 2007, 2008 or 2009, the bonus for such year is replaced in the calculation with 50% of the Participant’s target bonus.

If any payments under the COC Plan are subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, payments to the Participant will be reduced until no amount payable to the Participant would constitute an “excess parachute payment,” provided that no such reduction will be made if the net after-tax payment to which the Participant would otherwise be entitled without such reduction would be greater than the net after-tax payment, in each case, after taking into account federal, state, local or other income and excise taxes, to the Participant resulting from the receipt of such payments with such reduction. The Company does not provide any executive officer with a gross-up payment for any taxes that may be assessed against any compensation paid to such executive officer, including any income taxes or any excise tax under Section 4999 of the Internal Revenue Code of 1986.

Additionally, with respect to any awards granted to participants under the 2009 LTIP, in the case of a change of control of the Company, the Compensation Committee, in its sole discretion without the approval or consent of any holder of an award, may (i) accelerate the time at which any award may be exercised; (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding awards held by such holders, before or after the change of control, in which the Compensation Committee will cancel such awards and pay to the holder thereof a cash payment; (iii) make adjustments to the terms of outstanding awards; or (iv) remove any restrictions or portions thereof associated with such awards.

For purposes of the COC Plan and awards under the 2009 LTIP, a “change of control” generally includes any of the following events: (1) an acquisition by any person of 25% or more (40% or more under the 2009 LTIP) of the securities entitled to vote in the election of directors, (2) the current directors, or their approved successors, no longer constitute a majority of the Board, (3) a merger or similar transaction is consummated which results in the holders of the Common Stock owning 50% or less of the surviving or transferee entity’s securities entitled to vote generally in the election of directors, or (4) approval of a plan of liquidation or disposition of all or substantially all of the Company’s assets. A termination for “cause” includes an individual’s termination due to a conviction of a felony, dishonesty, failure to perform duties, insubordination, theft, wrongful disclosure of confidential information, undisclosed conflicts of interest, violation of the Company’s employee policies, or competing with the Company for personal benefit. “Good reason” may exist if the Company reduces an individual’s base salary, eliminates or significantly reduces a material benefit under any of its employee benefit plans, takes away an individual’s titles or positions or significantly reduces the individual’s duties and responsibilities, or requires the individual to relocate to an office which is more than 35 miles driving distance from the office at which the Participant is employed immediately prior to the applicable change of control event.

The COC Plan was amended effective as of April 29, 2009 to modify the definition of a change of control. The events that generally constitute a change of control were not changed, but due to the Company’s unique financial situation pending the Company’s Chapter 11 Reorganization, the Board determined that various transactions related to the Company’s filing should not trigger the change of control definition in the COC Plan. Therefore, the Board amended the definition of change of control to expressly exclude the filing of a voluntary petition for bankruptcy, an exit from bankruptcy, or any transaction related to the Company’s filing for bankruptcy. Consequently, no events relating to the Company’s Chapter 11 Reorganization trigger the one-year protection period that otherwise immediately follows a change of control under the COC Plan.

Payments Upon Certain Terminations of Employment

Pursuant to Mr. Hanna’s Employment Agreement, upon termination of Mr. Hanna’s employment by the Company for “cause” (as defined below) or by Mr. Hanna without “good reason” (as defined below), Mr. Hanna is entitled to receive: (i) the amount of his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; and (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law.

Upon termination of Mr. Hanna’s employment by the Company in an involuntary termination (i.e., without cause) or by Mr. Hanna for good reason, or upon Mr. Hanna’s death or disability, Mr. Hanna is entitled to receive: (i) his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law; (v) a severance amount equal to his aggregate Base Salary for the lesser of (i) six months and (ii) the remainder of the term of his Employment Agreement (the “Severance Period”); and (vi) for the duration of the Severance Period, Mr. Hanna, his spouse and his dependents shall be entitled to continuation coverage under the Company’s group medical, dental and vision insurance plans comparable to the level of coverage in effect at the time of termination, provided he, his spouse and such dependents were enrolled in such plans immediately prior to his termination. Mr. Hanna is not entitled to receive duplicative or overlapping change of control benefits under his Employment Agreement and the COC Plan.

For the purposes of Mr. Hanna’s Employment Agreement, “cause” means (i) Mr. Hanna’s material breach of the Employment Agreement, (ii) Mr. Hanna’s willful failure to perform his required duties and responsibilities (if such failure to perform has not been cured within ten business days following receipt of notice from the Company), (iii) Mr. Hanna’s indictment for, or conviction of (A) a misdemeanor involving fraud, dishonest or moral turpitude or (B) any felony, (iv) dishonesty on the part of Mr. Hanna directly related to the performance of his duties, (v) Mr. Hanna’s wrongful and intentional disclosure of confidential information, (vi) a conflict of interest on the part of Mr. Hanna that is undisclosed and not approved by the Board, (vii) Mr. Hanna’s material violation of any Company policy applicable to all employees that materially and adversely affects the Company (if such material violation has not been cured within ten business days following receipt of notice from the Company) or (viii) Mr. Hanna’s engaging in any manner, directly or indirectly, in a business that competes with the business of the Company, unless first disclosed to and approved by the Board in all material respects. “Good reason” means the occurrence of any of the following: (i) the Company’s material breach of the Employment Agreement, (ii) a material reduction in Mr. Hanna’s Base Salary, (iii) a material diminution in Mr. Hanna’s authority, duties or responsibilities that are normally associated with the position of Chief Executive Officer, (iv) a requirement by the Company that Mr. Hanna be required to relocate outside of New Orleans or Houston, or (v) a change of control of the Company. Under the Employment Agreement, any termination of Mr. Hanna’s employment will not be deemed to be for “good reason” unless (i) the condition giving rise to Mr. Hanna’s termination has arisen without his consent, and (ii) (A) Mr. Hanna must have provided written notice to the Company of such condition within 90 days of the initial existence of the condition, (B) such condition must have remained uncorrected for a period of 30 days after the Company’s receipt of such notice and (C) Mr. Hanna’s termination of employment must have occurred within 30 days after the expiration of such 30-day cure period.

The following table reflects the estimated values that each of the Named Executive Officers currently employed by the Company would receive if such Named Executive Officer’s employment were terminated following a change of control. For purposes of these calculations, the Company has made certain assumptions that the Company considers reasonable, such as all legitimate business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The Company has assumed that each of the events that constitutes a termination of employment following a change of control of the Company has occurred on December 31, 2011, on which day the closing sales price of Common Stock was $14.60. The actual amount of payments that each such Named Executive Officer could receive may not be determined with complete accuracy until such time as an actual termination following a change of control occurs, but the values below are the Company’s best estimate as to the potential payments each such Named Executive Officer would receive as of December 31, 2011.

Potential Payments Upon Termination Following a Change of Control

Name	Lump Sum Severance Payment	Continuation of Medical, Dental and Life Insurance Benefits	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Shares, Restricted Share Units and Cash-Settled Restricted Share Units	Accelerated Vesting of Performance Shares	Total
	($)	($)	($)	($)	($)	($)
Gary C. Hanna	2,114,583	18,573	232,265	304,176	—	2,669,597
Tiffany J. Thom	792,666	23,489	115,986	188,866	—	1,121,007
John H. Peper	—	—	—	—	—	—
Andre J. Broussard	536,625	23,403	8,989	119,370	—	688,387
W. Mac Jensen	496,539	23,230	8,311	138,364	—	666,444

Narrative Disclosure of Our Compensation Policies and Practices as They Relate to our Risk Management

We do not believe that there are any risks arising from our compensation policies and practices for employees, including officers, that are reasonably likely to have a material adverse effect on the Company. By establishing a balanced set of corporate and individual performance objectives based on the same metrics that the Company believes investors use in determining whether to purchase the Company’s stock, the Compensation Committee believes that our executive compensation program effectively manages risk by aligning our management’s incentives with our stockholders’ interests in the long-term performance of the Company. The Compensation Committee and the Board are aware of the need to routinely assess our compensation policies and practices and will make a determination on an annual basis regarding the necessity of this particular disclosure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted and approved by the Board of Directors.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for (1) expressing an opinion on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles in the United States and (2) auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee monitors and oversees these processes on behalf of the Board of Directors.

In performing its responsibilities, the Audit Committee has reviewed and discussed with management and with the Company’s independent registered public accountants the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Furthermore, the Audit Committee discussed with the independent registered public accountants matters required to be discussed by the Statement on Auditing Standards 61, as amended and as adopted by the Public Company

Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee also received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accountants’ communications with the Audit Committee about independence and discussed with the independent registered public accountants their independence.

Based on the Audit Committee’s reviews and discussions referred to above, it recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for such year.

Audit Committee

Charles O. Buckner, Chairman

Steven J. Pully, Member

William F. Wallace, Member

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General

The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2011 and 2010:

	2011	2010
Audit fees (1)	$598,622	$570,154
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

Total Fees	$598,622	$570,154

(1)	Audit fees are fees paid to PricewaterhouseCoopers LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with regulatory filings. Audit fees in 2011 include $120,000 related to services provided in connection with the acquisitions of the ASOP Properties and Main Pass Interests. Audit fees in 2010 include $137,950 related to services provided in connection with the sale of the 8.25% Notes in February 2011.
(2)	There were no audit-related fees (including expenses) with respect to 2011 and 2010.
(3)	There were no tax fees (including expenses) with respect to 2011 and 2010.
(4)	There were no other fees (including expenses) with respect to 2011 and 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. Under such procedures, the Audit Committee will annually review and pre-approve the audit, review and attest services to be provided during the next audit cycle by the independent registered public accountants and may annually review and pre-approve permitted non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent registered public accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the principal financial or accounting officer and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

As previously reported in our Current Report on Form 8-K filed on July 1, 2010, the Company dismissed KPMG LLP (“KPMG”) as its independent registered public accounting firm on June 28, 2010, and engaged PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm on the same date. The Company’s Audit Committee recommended and approved the decision to change the Company’s independent registered public accounting firm.

None of KPMG’s reports on the Company’s consolidated financial statements for the Company’s years ended December 31, 2009 and December 31, 2008 contained any adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles, except for KPMG’s report on the Company’s consolidated financial statements as of December 31, 2008, and for the year then ended, which was modified as to uncertainty because of substantial doubt about the Company’s ability to continue as a going concern.

During the years ended December 31, 2009 and December 31, 2008 and through the date hereof, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make a reference to the matter in its reports on the Company’s financial statements for such years.

During the years ended December 31, 2009 and December 31, 2008 and through the date hereof, there were no “reportable events” (as defined by Item 304(a)(1)(v) of Regulation S-K), except that, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company identified the following material weaknesses in the Company’s internal control over financial reporting as of December 31, 2008:

•

Control Environment over Financial Reporting. The Company lacked sufficient resources and accounting expertise to perform effective supervisory reviews and monitoring activities over financial reporting matters and controls related to matters involving judgments and estimates.

•

Complex or Non-Routine Accounting Matters. The Company lacked sufficient expertise and resources within the organization to effectively identify and evaluate the financial reporting implications of complex or non-routine accounting matters, such as application of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

•

Period-End Financial Reporting Process. The Company also lacked sufficient expertise and resources within the organization to ensure journal entries, both recurring and non-recurring, were accompanied by sufficient supporting documentation and were adequately reviewed and approved prior to being recorded.

As a result of the above material weaknesses, there were material errors in the Company’s asset retirement obligations and impairments, and those errors were corrected prior to the issuance of the Company’s financial statements. The Company reported no material weaknesses in its internal control over financial reporting as of December 31, 2009 in its Annual Report on Form 10-K for the year ended December 31, 2009.

KPMG furnished the Company with a letter addressed to the SEC stating that it agrees with the above statements, which letter we filed as Exhibit 16.1 to our Current Report on Form 8-K filed on July 1, 2010.

As described above, on June 28, 2010, the Company engaged PricewaterhouseCoopers LLP to serve as its independent registered public accounting firm for the year ended December 31, 2010 and to perform procedures related to the financial statements included in our Quarterly Reports of Form 10-Q, which commenced with and included the quarter ended June 30, 2010.

During the Company’s years ended December 31, 2009 and 2008 and during any subsequent interim period prior to the date of engagement of PricewaterhouseCoopers as our independent registered public accounting firm, the Company has not consulted PricewaterhouseCoopers LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Pursuant to the Plan of Reorganization, Carlson Capital and Wexford Capital received their respective shares of Common Stock in exchange for the Company’s senior notes existing prior to the Chapter 11 Reorganization. Furthermore, upon the Company’s exit from its Chapter 11 Reorganization, the Company issued 20% Senior Subordinated Secured PIK Notes due 2014 (“PIK Notes”) in an aggregate principal amount of $61,112,000 to Carlson Capital, Wexford Capital and certain other purchasers (collectively, the “Purchasers”) in exchange for the Purchasers’ participation in the exit financing pursuant to the Plan of Reorganization. Carlson Capital, for which Mr. Pully, a current director, serves as General Counsel, was (together with its affiliates) the beneficial owner of 4,038,221 shares of Common Stock at the time of the transaction and owned $9,250,153 in principal amount of the Company’s PIK Notes. Mr. McCarthy, the current chairman of our board of directors, is a Vice President and Senior Analyst at Wexford Capital, which (together with its affiliates) beneficially owned 7,058,630 shares of Common Stock at the time of the transaction and owned $16,670,605 in principal amount of the Company’s PIK Notes. All of the outstanding principal amount of the PIK Notes was paid on June 28, 2010. As of February 8, 2012, Carlson Capital beneficially owned 4,238,224 shares of Common Stock and Wexford Capital beneficially owned 7,090,085 shares of Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Furthermore, Wexford Capital and Carlson Capital purchased $12.5 million and $12.0 million, respectively, in principal amount of our 8.25% Senior Notes due 2018 (the “8.25% Notes”), which we issued on February 14, 2011. Both Wexford Capital and Carlson Capital acquired the notes on the same terms and conditions as other investors who acquired the 8.25% Notes from the initial purchasers of the 8.25% Notes.

Policies and Procedures

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the review, approval or ratification of transactions with related persons that are reportable under Item 404(a) of Regulation S-K. The Audit Committee conducts its review, approval or ratification of such transactions in accordance with the standards set forth in Section 144 of the Delaware General Corporations Law (the “DGCL”), which provides that such transactions will not be void or voidable solely because (a) of the related party nature of the transactions, (b) an interested director or officer is present or participates in the meeting of the Board or committee thereof that authorizes such transaction or (c) an interested director’s or officer’s votes are counted for such purpose if:

(i) the material facts of the related person’s relationship or interest and with respect to the transaction are disclosed or known to the Board or committee, and the Board or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

(ii) the material facts of the related person’s relationship or interest and with respect to the transaction are disclosed or known to the Company’s stockholders entitled to vote thereon and such transaction is specifically approved in good faith by such stockholders; or

(iii) the transaction is fair to the Company as of the time it is authorized, approved or ratified by the Board, committee or stockholders.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder proposals intended to be included in the proxy statement relating to the Company’s 2013 Annual Meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than November 22, 2012 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2013 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than March 2, 2013, but no earlier than January 31, 2013. If, however, the date of the 2013 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Meeting, the stockholder notice described above will be deemed timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day after public announcement of the date of such meeting. For special meetings, a stockholder must submit notice of a proposal no earlier than the 90th day prior to such special meeting and no later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following public announcement of such meeting. If timely notice of a stockholder proposal is not given, the proposal may not be brought by the proposing stockholder or any other person. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the meeting.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.12 of the Company’s Second Amended and Restated Bylaws. Stockholder proposals related to other business must comply with Section 2.11 of the Company’s Second Amended and Restated Bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

All stockholders who do not expect to attend the 2013 Annual Meeting are urged, regardless of the number of shares owned, to participate in the Meeting by proxy via the Internet, telephone or mail.

By Order of the Board of Directors

/s/ David P. Cedro

David P. Cedro

Chief Accounting Officer, Treasurer and

Corporate Secretary

New Orleans, Louisiana

March 22, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/epl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment 21350 21349

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE

Please mark your votes as

ELECTION OF ALL DIRECTORS AND “FOR” ITEMS 2 AND 3.

indicated in this example X FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL FOR AGAINST ABSTAIN

2. Ratify the appointment of PricewaterhouseCoopers LLP as

1. ELECTION OF DIRECTORS

the Company’s independent registered public accountants

for the year ending December 31, 2012

Nominees:

01 Charles O. Buckner

04 Marc McCarthy

3. Approve, by non-binding vote, the advisory resolution relating

02 Scott A. Griffiths

05 Steven J. Pully to executive compensation

03 Gary C. Hanna

06 William F. Wallace

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee orguardian, please give full title as such.

Signature Signature Date

Important notice regarding the Internet availability of proxy materials for the 2012 Meeting of Stockholders. The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2011, are available at: http://www.proxyvoting.com/epl

FOLD AND DETACH HERE

PROXY ENERGY PARTNERS, LTD.

2012 Meeting of Stockholders – May 1, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Gary C. Hanna and David P. Cedro, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energy Partners, Ltd. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the Company to be held on May 1, 2012 or at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Fulfillment

(Continued and to be marked, dated and signed, on the other side)

21350

21349